EXHIBIT 99.1

                           Metris Announces Correction

MINNETONKA, Minn. (February 27, 2003) - Metris Companies Inc. (NYSE: MXT) announced today that the dividend announced February 27, 2003, of $.01 per share payable March 31, 2003, will not be paid. The Company determined that the dividend could not be paid under the terms of its credit agreement which prohibits the payment of dividends following a year in which a loss was incurred.

Metris Companies Inc. (NYSE: MXT) is one of the nation's leading providers of financial products and services. The Company issues credit cards through its wholly owned subsidiary, Direct Merchants Credit Card Bank, N.A. Through its enhancement services division, Metris also offers consumers a comprehensive array of value-added products, including credit protection and insurance, extended service plans and membership clubs. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.


Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market its enhancement services and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services. The Company undertakes no obligation to update any forward-looking statements. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

                                                              February 27, 2003


Mike Smith                      Mark Van Ert
Media Relations                 Investor Relations
Phone: 952.417.5759             Phone: 952.525.5092
Fax: 952.417.5613               Fax: 952.417.5613